Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

Phone: 770-419-3355
CryoLife	The Ruth Group
D. Ashley Lee	Nick Laudico / Zack Kubow
Executive Vice President, Chief Financial Officer and Chief Operating Officer	646-536-7030 / 7020
nlaudico@theruthgroup.com
Phone: 770-419-3355	zkubow@theruthgroup.com

CryoLife Announces Sale of ProCol® Distribution Rights and Purchase Option to LeMaitre Vascular, Inc.

ATLANTA, GA…(March 18, 2016)…CryoLife, Inc. (NYSE: CRY), a leading medical device and tissue processing company focused on cardiac surgery, announced today that LeMaitre Vascular, Inc. (Nasdaq: LMAT) has acquired CryoLife’s ProCol Vascular Bioprosthesis (“ProCol”) distribution rights and purchase option and has exercised that option to acquire ProCol from Hancock Jaffe Laboratories Inc. (“Hancock Jaffe”).

J. Patrick Mackin, Chairman, President, and Chief Executive Officer of CryoLife, said, “The sale of ProCol builds on our strategy to sharpen our commercial focus.  The recent divesture of HeRO® Graft and now ProCol allows our sales team to raise the profile of our best-in-class  On-X mechanical valve technology and our complementary cardiac surgery products and tissue preservations services.  We remain confident that the recent doubling in size of our sales force and the streamlining of our product offerings will enhance of our growth trajectory and operating leverage.”

Mr. Mackin added, “We believe this transaction represents a positive opportunity for both companies.  ProCol is a unique product within the dialysis continuum of care for those patients who had a failed synthetic graft.  LeMaitre has a complementary portfolio of vascular access and dialysis related products, with corresponding customer relationships, putting them in a strong position to broaden ProCol access for patients undergoing hemodialysis.”

Under the terms of the agreements, CryoLife will receive approximately $2.0 million for all of its ProCol related assets, including inventory, customer lists, related marketing assets, and its purchase option, as well as for settlement of all amounts due to CryoLife from Hancock Jaffe.  For the year ended December 31, 2015, CryoLife's ProCol revenue was $1.3 million.

D. Ashley Lee, Executive Vice President, Chief Operating Officer, and Chief Financial Officer of CryoLife, said, “The sale of our ProCol distribution rights and purchase option will not affect our previously issued revenue and non-GAAP earnings guidance.   As with the proceeds from the sale of our HeRO Graft product line, we currently expect to utilize the cash proceeds from this sale for general corporate purposes and debt repayment.”

About CryoLife

Headquartered in suburban Atlanta, Georgia, CryoLife is a leader in the manufacturing, processing, and distribution of implantable living tissues and medical devices used in cardiac surgical procedures.  CryoLife markets and sells products in more than 80 countries worldwide.  For additional information about CryoLife, visit our website, www.cryolife.com.

Statements made in this press release that look forward in time or that express management's beliefs, expectations, or hopes are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements reflect the views of management at the time such statements are made.  These statements include those regarding expanded sales opportunities for CryoLife’s products, CryoLife’s enhanced growth trajectory and operating leverage and the expected payments to CryoLife in connection with our sale of our ProCol distribution rights and purchase option to LeMaitre Vascular, Inc.  These forward-looking statements are subject to a number of risks, uncertainties, estimates, and assumptions that may cause actual results to differ materially from current expectations. These risks and uncertainties include that the expected sales opportunities for CryoLife’s products and enhanced growth trajectory and operating leverage may not materialize or may diminish due to factors beyond our control, or that we may not realize the expected benefits from the sale of our ProCol distribution rights and purchase option to LeMaitre Vascular, Inc.  These risks and uncertainties include the risk factors detailed in our Securities and Exchange Commission filings, including our Form 10-K for the year ended December 31, 2015 and our subsequent filings with the SEC. CryoLife does not undertake to update its forward-looking statements.